Exhibit 99.1

      Advocat Announces First Quarter Results@

            Sale of DCMS Completed


    FRANKLIN, Tenn., May 13 /PRNewswire-FirstCall/ -- Advocat Inc.
(OTC Bulletin Board: AVCA) today announced its results for the first quarter ended March 31, 2004. The Company also announced that it completed the sale of Diversicare Canada Management Services Co., Inc. ("DCMS"), Advocat's Canadian operations, for cash and notes totaling approximately $16.5 million Canadian (approximately $11.8 million U.S.).

    For the first quarter of 2004, Advocat reported net income from continuing operations of $4.3 million, or $0.65 per diluted common share, compared with a net loss from continuing operations of $3.5 million, or $0.65 per diluted common share, in 2003. The results for the first quarter of 2004 include a non-cash expense reduction of $7.3 million resulting from a downward adjustment in the Company's accrual for self-insured risks associated with professional liability claims.

    Advocat's self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Any increase in the accrual decreases income in the period, and any reduction in the accrual increases income during the period. Although the Company retains a third-party actuarial firm to assist management in estimating the appropriate accrual for these claims, professional liability claims are inherently uncertain, and the liability associated with anticipated claims is very difficult to estimate. As a result, the Company's actual liabilities may vary significantly from the accrual, and the amount of the accrual may fluctuate by a material amount in any given quarter. Each change in the amount of this accrual will directly affect the Company's reported earnings for the period in which the change in accrual is made.

    In the first quarter of 2004, the Company made a $7.3 million downward adjustment in the self-insurance reserves that was primarily the result of settlements of claims for amounts less than previously estimated. This downward adjustment was partially offset by expenses of $4.4 million recorded for the estimated costs of claims incurred in the first quarter of 2004. Advocat recorded a $4.1 million expense for self-insurance reserves in the first quarter of 2003. As of March 31, 2004, the Company has reported a liability of $43.8 million, including reported professional liability claims and estimates for incurred but unreported claims. The Company does not have cash or available resources to pay these accrued professional liability claims or any significant portion thereof.


    First Quarter Results

    Advocat's net revenues from continuing operations increased 19.1% to $51.5 million compared with $43.2 in the first quarter of 2003. The increase in first quarter net revenues was due to higher patient revenues that increased 22.2% to $48.5 million compared with $39.7 million in the first quarter of 2003. Growth in patient revenues was primarily due to a new lease for four Florida nursing homes, increased Medicare utilization, Medicare rate increases that were effective October 1, 2003, and increased Medicaid rates in certain states, partially offset by a 0.4% decline in census in the United States in 2004 as compared to 2003.

    Resident revenues decreased to $2.9 million in 2004 from $3.4 million in the first quarter of 2003. The decline in resident revenues was primarily attributable to the termination of a lease for one assisted living facility during 2003 and the closure of another assisted living facility in 2003.

    Total expenses of continuing operations increased to $47.2 million compared with $46.7 million in the first quarter of 2003. Operating expenses decreased to $38.2 million and represented 74.2% of patient and resident revenues for the first quarter of 2004 compared with $38.5 million, or 89.3% of such revenues in the first quarter of 2003. The decrease in operating expenses was primarily attributable to the decrease in the accrual for self-insurance reserves related to professional liability claims, partially offset by operating costs of the four new leased Florida nursing homes and cost increases related to wages and benefits.


    DCMS Sale Completed

    On May 11, 2004, Advocat completed the sale of DCMS. The transaction received shareholder approval in November 2003 and final approval from Canadian regulatory authorities in April 2004.

    Commenting on the sale of DCMS, William R. Council, III, President of Advocat, said, "We believe the sale affords Advocat the best chance to maximize the value of these assets. All the net proceeds from the sale of DCMS will be used to pay down debt under our bank credit facility. Our debt is expected to be in excess of $45 million after this payment."

    Advocat's first quarter results treated DCMS as discontinued operations in the financial statements as a result of the pending sale. For the first quarter of 2004, the discontinued operations reported income of $400,000 ($0.06 per diluted share) compared with $433,000 ($0.08 per diluted share) in the same quarter of 2003.

    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

   For additional information about the Company, visit Advocat's web site:
                          http://www.irinfo.com/avc


                                 ADVOCAT INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                     (In thousands, except per share data)

                                                      For the Three Months
                                                         Ended March 31,
                                                         2004        2003
                                                       -------     -------
    REVENUES:
        Patient revenues, net                          $48,527     $39,716
        Resident revenues                                2,947       3,398
        Other income                                         -          81
        Interest                                             5          13
                                                       -------     -------
           Net revenues                                 51,479      43,208
                                                       -------     -------

    EXPENSES:
        Operating                                       38,210      38,498
        Lease                                            3,863       3,531
        General and administrative                       3,053       2,655
        Interest                                           765         789
        Depreciation and amortization                    1,264       1,232
                                                       -------     -------
           Total expenses                               47,155      46,705
                                                       -------     -------

    INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE      4,324      (3,497)
        INCOME TAXES
    PROVISION FOR INCOME TAXES                              32          15
                                                       -------     -------
    NET INCOME (LOSS) FROM CONTINUING OPERATIONS         4,292      (3,512)

    INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX
        PROVISION OF $123 AND $115, RESPECTIVELY           400         433
                                                       -------     -------
    NET INCOME (LOSS)                                    4,692      (3,079)

    PREFERRED STOCK DIVIDENDS, ACCRUED BUT NOT PAID         72          67
                                                       -------     -------

    NET INCOME (LOSS) FOR COMMON STOCK                  $4,620     $(3,146)
                                                       =======     =======

    NET INCOME (LOSS) PER COMMON SHARE:
        Per common share - basic
           Income (loss) from continuing operations      $0.76      $(0.65)
           Income from discontinued operations            0.07        0.08
                                                       -------     -------
                                                         $0.83      $(0.57)
                                                       =======     =======
        Per common share - diluted
           Income (loss) from continuing operations      $0.65      $(0.65)
           Income from discontinued operations            0.06        0.08
                                                       -------     -------
                                                         $0.71      $(0.57)
                                                       =======     =======

    WEIGHTED AVERAGE SHARES:
        Basic                                            5,563       5,493
                                                       =======     =======
        Diluted                                          6,602       5,493
                                                       =======     =======



SOURCE Advocat Inc.
  -0-               05/13/2004
    /CONTACT: William R. Council, III, President and Chief Executive Officer of Advocat Inc., +1-615-771-7575/
    /Web site: http://www.irinfo.com/avc /
    (AVCA)

CO: Advocat Inc.; Diversicare Canada Management Services Co., Inc.
ST: Tennessee
IN: HEA INS OTC
SU: ERN TNM